Execution Version

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DATED June 1, 2012

GRAHAM PACKAGING COMPANY, L.P.
AS THE CHARGOR IN FAVOUR OF
WILMINGTON TRUST (LONDON) LIMITED AS THE COLLATERAL AGENT

SECURITY OVER SHARES AGREEMENT
CONTENTS

Clause Page

HKG-1-931357-v5 70-40145101
THIS AGREEMENT is made by way of deed on June 1, 2012

BETWEEN

(1) GRAHAM PACKAGING COMPANY, L.P. a limited partnership established under the laws of the State of Delaware, United States of America, having its registered address at c/o The Corporation Trust Company, Corporation Trust Center, 1209
Orange Street, Wilmington, Delaware 19801 with registration number 2436955 (the
"Chargor"); and

(2) WILMINGTON TRUST (LONDON) LIMITED in its capacity as collateral agent for the Secured Parties as appointed under the First Lien Intercreditor Agreement (the "Collateral Agent").

RECITALS:

(A) Further to the Credit Agreement (as defined below) certain lenders and financial institutions have agreed to make available to the borrowers therein certain facilities (the "Facilities") on the terms set out in the Credit Agreement.

(B) Further to the Senior Secured Notes Indentures (as defined below), the Issuers (as defined below) have issued certain notes (the "Notes").

(C) The Chargor intends to provide security in respect of the Facilities and the Notes.

(D) It is intended by the parties to this Agreement that this document will take effect as a deed despite the fact that a party may only execute this Agreement under hand.

(E) The Collateral Agent is acting under and holds the benefit of the rights conferred upon it in this Agreement on trust for the Secured Parties.

IT IS AGREED as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions
In this Agreement:

"2009 Issuers" means the "Issuers" under, and as defined in, the 2009 Senior Secured
Notes Indenture, including their successors in interest.

"2009 Senior Secured Notes Indenture" means the indenture dated 5 November,
2009, among the 2009 Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.

"2010 Issuers" means the "Issuers" under, and as defined in, the 2010 Senior Secured
Notes Indenture, including their successors in interest.
"2010 Senior Secured Notes Indenture" means the indenture dated 15 October 2010, among the Escrow Issuers, the Senior Secured Note Guarantors (as defined therein), The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time and to which the 2010
Issuers have or will become a party as issuers by way of the Escrow Issuers merging into the 2010 Issuers.

"Additional Agreement" has the meaning given to that term in the First Lien
Intercreditor Agreement.

"Additional Collateral Agent's Fee Letter" means the fee letter dated 20 January
2010 among the Collateral Agent and Reynolds Group Holdings Limited as amended, novated, supplemented, restated or modified from time to time.

"Agreed Security Principles" has the meaning it is given in the Credit Agreement and each of the Senior Secured Notes Indentures and to the extent of any inconsistency the meaning it is given in the Credit Agreement shall prevail.

"Amendment No. 1 and Joinder Agreement" means the joinder agreement dated 21
January 2010 made among (amongst others) the Collateral Agent, The Bank of New York Mellon, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which the Collateral Agent is appointed as an additional collateral agent and becomes party to the First Lien Intercreditor Agreement.

"Applicable Representative" has the meaning given to that term in the First Lien
Intercreditor Agreement.

"August 2011 Escrow Issuers" means RGHL US Escrow II Inc. and RGHL US Escrow II LLC, including their successors in interest.

"August 2011 Issuers" means the "Issuers" under, and as defined in, the August 2011
Senior Secured Notes Indenture, including their successors in interest.

"August 2011 Senior Secured Notes Indenture" means the indenture dated 9 August
2011 among the August 2011 Escrow Issuers, the Senior Secured Note Guarantors (each as defined therein), The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time and to which Reynolds Group Issuer Inc., Reynolds Group Issuer LLC and Reynolds Group Issuer (Luxembourg) S.A. have or will become a party as issuers by way of the August 2011 Escrow Issuers merging with and into the August 2011 Issuers, respectively, and one or more supplemental indentures being entered into between, among others, the August 2011 Escrow Issuers, Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., The Bank of New
York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent.

"Business Day" means a day (other than Saturday or Sunday) on which banks are open for business in New York, London and Hong Kong.

"Charged Portfolio" means the Shares and the Related Assets.

"Collateral Rights" means all rights, powers and remedies of the Collateral Agent provided by or pursuant to this Agreement or by law.

"Company" means Graham Packaging Asia Limited, a company incorporated under the laws of Hong Kong with company number 1410281.

"Credit Agreement" means the second amended and restated credit agreement dated 9
August 2011 among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings LLC (f/k/a Reynolds Consumer Products Holdings Inc.), SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V., Pactiv LLC (f/k/a Pactiv Corporation) and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG as administrative agent, as further amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.

"Delegate" means a delegate or sub-delegate appointed pursuant to Clause 12 (Delegation) of this Agreement.

"Enforcement Event" means an "Event of Default" under, and as defined in, the First
Lien Intercreditor Agreement.

"Escrow Issuers" means RGHL US Escrow I Inc., RGHL US Escrow I LLC and
RGHL Escrow Issuer (Luxembourg) I S.A., including their successors in interest.

"February 2011 Issuers" means the "Issuers" under, and as defined in, the February
2011 Senior Secured Notes Indenture, including their successors in interest.

"February 2011 Senior Secured Notes Indenture" means the indenture dated as of
1 February 2011, among the February 2011 Issuers, the Senior Secured Note Guarantors (as defined therein), The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.

"First Lien Intercreditor Agreement" means the First Lien Intercreditor Agreement dated 5 November 2009 between, among others, the Collateral Agent, The Bank of New York Mellon, as trustee under the 2009 Senior Secured Notes Indenture, the 2010
Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture and the August 2011 Senior Secured Notes Indenture, Credit Suisse AG, as
administrative agent under the Credit Agreement, and the Loan Parties, as further amended, novated, supplemented, restated or modified from time to time.

"Future Shares" means all additional shares in the Company held by, to the order or on behalf of the Chargor after the date of this Agreement such that the shares subject to the security interest created by this Agreement shall represent (i) as close as possible to, but no more than 65% of the voting shares in the Company at any time and (ii) all non-voting shares in the Company held by, to the order or on behalf of the Chargor.

"Hong Kong" means the Hong Kong Special Administrative Region of the People's
Republic of China.

"Intercreditor Arrangements" means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties' Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.

"Issuers" means the "Issuers" under, and as defined in, each of the Senior Secured
Notes Indentures, including their successors in interest.
"Lien" has the meaning given to such term in the First Lien Intercreditor Agreement. "Loan Documents" means the "Credit Documents" under, and as defined in, the First
Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document.

"Loan Parties" means the "Grantors" under, and as defined in, the First Lien
Intercreditor Agreement.

"Loan Parties' Agent" means Reynolds Group Holdings Limited (formerly known as
Rank Group Holdings Limited).

"Parallel Obligations" means the independent obligations of any of the Loan Parties arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to the sums owed by such Loan Party to the other Secured Parties (or any of them) under the Loan Documents.

"Principal Finance Documents" means the Credit Agreement, the 2009 Senior
Secured Notes Indenture, the 2010 Senior Secured Notes Indenture, the February 2011
Senior Secured Notes Indenture, the August 2011 Senior Secured Notes Indenture, the
Intercreditor Arrangements and any Additional Agreement.

"Receiver" means a receiver or receiver and manager or, where permitted by law, an administrative receiver of the whole or any part of the Charged Portfolio and that term will include any appointee made under a joint and/or several appointment.

"Related Assets" means all dividends, interest and other monies payable at any time in respect of the Shares and all other rights, benefits and proceeds (including the proceeds from any sale of the Shares following an enforcement of this Agreement and, in particular, any proceeds that may not immediately be used to discharge Secured Liabilities) in respect of or derived from the Shares (whether by way of redemption, bonus, preference, option, substitution, conversion or otherwise).

"Secured Liabilities" means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents including in particular, but not limited to, the Parallel Obligations together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other documents evidencing or securing any such liabilities provided always that no obligations shall be included in the definition of "Secured Liabilities" to the extent that, if included, the security interest granted pursuant to this Agreement or any part thereof would violate or breach any applicable law.

"Secured Parties" means the "Secured Parties" under, and as defined in, the First Lien
Intercreditor Agreement.

"Security Documents" means the "Security Documents" under, and as defined in, the
First Lien Intercreditor Agreement.

"Senior Secured Notes Indentures" means the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture and the August 2011 Senior Secured Notes Indenture.

"Shares" means (i) the voting shares in the Company held by, to the order or on behalf of the Chargor at any time representing as close as possible to, but no more than 65% of the voting shares in the Company and (ii) any non-voting shares in the Company held by, to the order or on behalf of the Chargor at any time (including, for the avoidance of doubt, any Future Shares) (the particulars of which, as at the date of this Agreement, are set out in Schedule 1 (Particulars of Shares) hereto).

1.2 Terms defined in the First Lien Intercreditor Agreement
Unless defined in this Agreement or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Agreement or any notice given under or in connection with this Agreement.

1.3 Construction
(a) The rules of interpretation contained in the First Lien Intercreditor Agreement will apply as if incorporated in this Agreement or in any notice given under or in connection with this Agreement, as if all references in such Clauses to the First Lien Intercreditor Agreement were a reference to this Agreement or such notice; and

(b) This Agreement is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Agreement and the
Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.

1.4 Acknowledgement by Chargor
The Chargor acknowledges and agrees that the Collateral Agent's actions under this Agreement are on the basis of authority conferred under the Principal Finance Documents to which the Collateral Agent is a party, and on directions of the Applicable Representative. In so acting, the Collateral Agent shall have, subject to the terms of the Principal Finance Documents, the protections, immunities, rights, indemnities and benefits conferred on the collateral agent under the Principal Finance Documents.

2. COVENANT TO PAY AND CHARGE

2.1 Covenant to Pay
The Chargor covenants with the Collateral Agent that it shall discharge each of the
Secured Liabilities on their due date in accordance with their respective terms.

2.2 Further advances
(a) Subject to the terms of the Loan Documents, each Lender (as defined in the Credit Agreement) is under an obligation to make further Loans (as defined in the Credit Agreement) to the Loan Parties and that obligation will be deemed to be incorporated into this Agreement as if set out in this Agreement.

(b) Subject to the terms of the Loan Documents, each 2009 Issuer may issue Additional Notes (as defined in the 2009 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.

(c) Subject to the terms of the Loan Documents, each 2010 Issuer may issue Additional Senior Secured Notes (as defined in the 2010 Senior Secured Notes Indenture) and the obligations in respect of such Additional Senior Secured Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.

(d) Subject to the terms of the Loan Documents, each February 2011 Issuer may issue Additional Senior Secured Notes (as defined in the February 2011 Senior Secured Notes Indenture) and the obligations in respect of such Additional Senior Secured Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.

(e) Subject to the terms of the Loan Documents, each August 2011 Issuer may issue Additional Senior Secured Notes (as defined in the August 2011 Senior Secured Notes Indenture) and the obligations in respect of such Additional Senior Secured Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.
2.3 Charge
The Chargor charges the Charged Portfolio as beneficial owner and by way of first fixed charge, in favour of the Collateral Agent, as continuing security for the payment and discharge of the Secured Liabilities.

3. DELIVERABLES, RELATED ASSETS AND RELEASE

3.1 Deliverables
The Chargor will: (i) (in respect of the items referred to in paragraphs (a) and (b) below) upon the execution of this Agreement; and (ii) (in respect of the items referred to in paragraphs (c) to (e) below) promptly (and no later than 30 days) following the execution of this Agreement, deposit (or procure there to be deposited) with the Collateral Agent:

(a) all certificates and other documents of title to the Shares;

(b) undated bought and sold notes and instrument of transfer in respect of the Shares (in each case executed in blank by or on behalf of the Chargor or any person acting as its nominee);

(c) an undated letter of resignation executed by each director of the Company in substantially the form set out in Schedule 3 (Form of Letter of Resignation);

(d) undated written resolutions of the board of directors of the Company executed by all of the directors of the Company in substantially the form set out in Schedule 4 (Form of Written Resolutions); and

(e) a letter of undertaking and authorisation executed by each of the directors of the Company in substantially the form set out in Schedule 5 (Form of Letter of Undertaking and Authorisation),

and the Chargor will promptly (and no later than ten (10) Business Days) following the acquisition of any Future Shares in the capital of the Company by the Chargor, deliver to the Collateral Agent each of the documents specified in paragraphs (a) and (b) above in respect of such Future Shares together with (if applicable) an acknowledgement from each person holding any such Future Shares as the Chargor's nominee in substantially the form set out in Schedule 2 (Form of Acknowledgement from Nominee).

3.2 Related Assets
The Chargor shall, promptly (and no later than ten (10) Business Days) upon the accrual, offer or issue of any stocks, warrants or other securities in respect of or derived from the Shares, procure the delivery to the Collateral Agent of:

(a) all certificates and other documents of title representing such items;

(b) undated bought and sold notes and any instrument of transfer (executed in blank by or on behalf of the Chargor or any person acting as its nominee) in respect of such items as the Collateral Agent may request; and
(c) if applicable, an acknowledgement from each person (if any) holding any such items as the Chargor's nominee in substantially the form set out in Schedule 2 (Form of Acknowledgement from Nominee),

save to the extent that this would result in the shares subject to the security interest created by this Agreement representing more than 65% of the voting shares in the Company.

3.3 Change of Director
The Chargor shall, promptly (and no later than ten (10) Business Days) upon the appointment of any director of the Company after the date of this Agreement, procure the delivery to the Collateral Agent of:

(a) an undated letter of resignation executed by such director of the Company in substantially the form set out in Schedule 3 (Form of Letter of Resignation);

(b) undated written resolutions of the board of directors of the Company executed by all of the directors of the Company in substantially the form set out in Schedule 4 (Form of Written Resolutions); and

(c) a letter of undertaking and authorisation executed by such director of the Company in substantially the form set out in Schedule 5 (Form of Letter of Undertaking and Authorisation).

3.4 Dating of Documents
The Collateral Agent shall not be entitled to date and complete the undated documents delivered pursuant to Clauses 3.1 (Deliverables) to 3.3 (Change of Director) above unless the security created by or pursuant to this Agreement is enforceable in accordance with Clause 9 (Security Enforcement).

3.5 Release
(a) The security constituted by this Agreement shall be released, reassigned and cancelled:

(i) by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Chargor, upon the Secured Liabilities being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Chargor or any other person under any of the Loan Documents; or

(ii) in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under Hong Kong law).

(b) If the Chargor disposes of any Shares and that disposal is permitted by the Principal Finance Documents, such Shares shall, unless an Enforcement Event has occurred and is continuing, be automatically released, reassigned, re-transferred and cancelled from the security constituted by this Agreement with effect from the day of such disposal and the Collateral Agent (at the expense and cost of the Chargor) shall do all such acts which are reasonably requested by the Chargor in order to release, re-assign, re-transfer and cancel the relevant Shares from the security constituted by this Agreement. Any or all of the Shares shall also be released, re-assigned, re-transferred and cancelled in accordance with and to the extent permitted by the Intercreditor Arrangements.

4. VOTING RIGHTS AND DIVIDENDS

4.1 Voting rights and dividends before an Enforcement Event
If an Enforcement Event is not continuing, the Chargor shall:

(a) be entitled to all dividends, interest and other monies or distributions arising from the Charged Portfolio to the extent the same are permitted to be paid under the Principal Finance Documents; and

(b) be entitled to exercise all voting rights in relation to the Charged Portfolio provided that the Chargor shall not exercise (and shall procure that any nominee acting on its behalf does not exercise) such voting rights in any manner, or otherwise permit or agree to any (a) variation of the rights attaching to or conferred by any of the Shares or (b) increase in the issued share capital of the Company, which would adversely affect the validity or enforceability of the security created by this Agreement or which would cause the occurrence of an Enforcement Event.

4.2 Voting rights and dividends after an Enforcement Event
If an Enforcement Event has occurred and is continuing, the Collateral Agent may, at its discretion, (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor):

(a) exercise (or refrain from exercising) any voting rights in respect of the
Charged Portfolio;

(b) apply all dividends, interest and other monies arising from the Charged
Portfolio in accordance with Clause 14 (Application of Proceeds);

(c) transfer the Charged Portfolio into the name of the Collateral Agent or such nominee(s) of the Collateral Agent as it shall require; and

(d) exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Charged Portfolio, including the right, in relation to the Company, to concur or participate in:

(i) the reconstruction, amalgamation, sale or other disposal of such company or any of its assets or undertaking (including the exchange, conversion or reissue of any shares or securities as a consequence thereof),
(ii) the release, modification or variation of any rights or liabilities attaching to such shares or securities, and

(iii) the exercise, renunciation or assignment of any right to subscribe for any shares or securities,

in each case in the manner and on the terms the Collateral Agent thinks fit, and the proceeds of any such action shall form part of the Charged Portfolio.

5. CHARGOR'S REPRESENTATIONS

The Chargor represents and warrants that, on the date of this Agreement, with reference to the facts and circumstances then existing, it is not registered as a non- Hong Kong company under Part XI of the Companies Ordinance (Cap. 32) of Hong Kong nor has it made any application to be so registered.

6. CHARGOR'S UNDERTAKINGS

6.1 Undertakings
(a) Disposals and Negative pledge

Unless permitted by this Agreement or the Principal Finance Documents, the Chargor shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntarily or involuntarily, to sell, lease, transfer or otherwise dispose of the whole or any part of the Charged Portfolio and will not create or permit to subsist any security interest on any part of the Charged Portfolio or otherwise deal with any part of the Charged Portfolio, in each case without the consent of the Collateral Agent (acting on the reasonable instructions of the Applicable Representative).

(b) Calls on Shares

The Chargor undertakes to pay all calls or other payments when due in respect of any part of the Charged Portfolio. If the Chargor fails to make any such payment (of which the Collateral Agent has actual knowledge) the Collateral Agent may (but shall not be obliged to) make that payment on behalf of the Chargor and any sums so paid by the Collateral Agent shall be reimbursed by the Chargor promptly following demand together with interest on those sums. Such interest shall be calculated from the date of payment by the Collateral Agent until reimbursed (after, as well as before, judgment) in accordance with Clause 13.2 (Interest on Demands), provided that the Collateral Agent shall not be required to make any such payment on behalf of the Chargor unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or pre-funded to its satisfaction.

(c) Non-Hong Kong company

If at any time after the date of this Agreement, the Chargor applies to have itself registered as a non-Hong Kong company under Part XI of the Companies Ordinance (Cap. 32) of Hong Kong, it shall forthwith notify the
Collateral Agent. Without prejudice to the foregoing, upon its being registered as a non-Hong Kong company under Part XI of the Companies Ordinance (Cap. 32) of Hong Kong, it shall:

(i) forthwith notify the Collateral Agent and provide it with the details of such registration; and

(ii) promptly (and in any case within five weeks after the date of such registration) take all steps to comply with the requirements under section
91(5) of the Companies Ordinance (Cap. 32) of Hong Kong in respect of this Agreement and the security created hereby.

7. FURTHER ASSURANCE

7.1 Covenant for Further Assurance
Subject to the Agreed Security Principles, the Chargor will promptly at its own cost do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as, upon a reasonable instruction of the Applicable Representative, the Collateral Agent may specify (and in such form as the Collateral Agent, upon a reasonable instruction of the Applicable Representative, may require in favour of the Collateral Agent or its nominee(s) or Delegate) for the purposes of (a) exercising the Collateral Rights or perfecting the Lien created or intended to be created in respect of the Charged Portfolio (which may include the execution by the Chargor of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, the Charged Portfolio or the procurement of an acknowledgement from any nominee holder of any part of the Charged Portfolio substantially in the form of Schedule 2 (Form of Acknowledgement from Nominee)) or for the exercise of the rights, powers and remedies of the Collateral Agent provided by or pursuant to this Agreement or by law; and/or (b) to facilitate the realisation of the Charged Portfolio in each case in accordance with the rights vested in it under this Agreement. In addition, the Company shall procure that the relevant particulars of this Agreement are duly delivered to the Hong Kong Companies Registry for registration promptly upon execution hereof (and in any event, within five weeks of the date of execution hereof).

7.2 Prescribed Wording
The following covenants shall be implied in respect of any action taken by the Chargor to comply with its obligations under Clause 7.1 (Covenant for Further Assurance):

(a) the Chargor has the right to take such action in respect of the Charged
Portfolio; and

(b) subject to the Agreed Security Principles, the Chargor will at its own cost do all that it reasonably can to give the Collateral Agent or its nominee or Delegate the title and/or rights that it purports to give.
8. POWER OF ATTORNEY
8.1 Appointment and powers
The Chargor by way of security irrevocably (within the meaning of Section 4 of the Powers of Attorney Ordinance (Cap. 31)) appoints the Collateral Agent and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents (including, without limitation, any sold notes, any stock transfer forms and other instruments of transfer in respect of the Shares) and do all things which the attorney may consider to be required or desirable for:

(a) carrying out any obligation imposed on the Chargor by this Agreement or any other agreement binding on the Chargor to which the Collateral Agent is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Portfolio);

(b) enabling the Collateral Agent to exercise, or delegate the exercise of, all or any of the Collateral Rights; and

(c) enabling any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on it by or pursuant to this Agreement or by law,

provided always that the Collateral Agent may only be entitled to exercise the powers conferred upon it by the Chargor under this Clause 8.1 if:

(i) an Enforcement Event has occurred and is continuing; and/or

(ii) the Collateral Agent has received notice from the Applicable Representative, the Loan Parties' Agent and/or the Chargor that the Chargor has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure (with a copy of that notice being sent to the Loan Party's Agent), provided further that the Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Chargor under this Clause 8.1 unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.

8.2 Ratification
The Chargor shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers.

9. SECURITY ENFORCEMENT
9.1 Time for Enforcement
If an Enforcement Event has occurred and is continuing or if a petition or application is presented for the making of a winding-up order in relation to the Chargor or if any person who is entitled to do so gives written notice of its intention to appoint an administrator of the Chargor or files such a notice with the court or is requested to do so by the Chargor, save to the extent that such petition, application, notice or filing is not made by a member of the Group or any director of any member of the Group and is frivolous or vexatious and is stayed, dismissed or withdrawn within 4 Business Days of such petition, application, notice or filing being made the security created by or pursuant to this Agreement is immediately enforceable and the Collateral Agent may, without notice to the Chargor or prior authorisation from any court, subject to applicable laws, in its absolute discretion or shall, if so instructed by the Applicable Representative and if indemnified and/or secured and/or prefunded to its satisfaction:

(a) secure and perfect its title to all or any part of the Charged Portfolio (including transferring the Charged Portfolio into the name of the Collateral Agent or its nominees);

(b) enforce all or any part of the Lien created by this Agreement (at the times, in the manner and on the terms it in its sole discretion thinks fit) and take possession of and hold, sell, or otherwise dispose of all or any part of the Charged Portfolio (at the time, in the manner and on the terms it in its sole discretion thinks fit); and

(c) whether or not it has appointed a Receiver, exercise all or any of the powers, authorisations and discretions conferred by this Agreement on any Receiver or otherwise conferred by law on chargees or Receivers.

9.2 Power of sale
(a) If an Enforcement Event has occurred and is continuing, the Collateral Agent shall be entitled, without prior notice to the Chargor or prior authorisation from any court but subject to applicable laws, to sell or otherwise dispose of all or any part of the Charged Portfolio at the times, in the manner and on the terms it thinks fit. The Collateral Agent shall in its sole discretion apply the proceeds of that sale or other disposal in accordance with Clause 14 (Application of Proceeds).

(b) Any restrictions on the consolidation of security interests constituted by this Agreement shall be excluded to the fullest extent permitted by law and the Collateral Agent shall, so far as it shall be lawful, be entitled to consolidate all or any of the security interests constituted by this Agreement and/or its powers hereunder with any other security whether in existence at the date of this Agreement or created thereafter.

(c) A certificate in writing by an officer or agent of the Collateral Agent that any power of sale or other disposal has arisen and is exercisable shall be conclusive evidence (in the absence of manifest error) of that fact, in favour of a purchaser of all or any part of the Charged Portfolio.

9.3 Chargee's liability
Neither the Collateral Agent nor any Receiver will be liable to account as mortgagee or mortgagee in possession in respect of the Charged Portfolio or be liable for any loss upon realisation or for any neglect, default or omission of any nature whatsoever in connection with the Charged Portfolio for which a mortgagee or mortgagee in possession might as such be liable.

10. RECEIVERS AND ADMINISTRATORS
10.1 Appointment and removal
Subject to applicable laws, at any time after having been requested to do so by the Chargor or if the security created by this Agreement is enforceable in accordance with Clause 9 (Security Enforcement), the Collateral Agent may by deed or otherwise (acting through an authorised officer of the Collateral Agent), without prior notice to the Chargor:

(a) appoint one or more persons to be a Receiver of the whole or any part of the
Charged Portfolio;

(b) remove (so far as it is lawfully able) any Receiver so appointed;

(c) appoint another person(s) as an additional or replacement Receiver(s); and

(d) appoint one or more persons to be an administrator of the Chargor.

10.2 Capacity of Receivers
Each person appointed to be a Receiver pursuant to Clause 10.1 (Appointment and removal) will be:

(a) entitled to act individually or together with any other person appointed or substituted as Receiver;

(b) for all purposes shall be deemed to be the agent of the Chargor which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Collateral Agent; and

(c) entitled to remuneration for his services at a rate to be fixed by the Collateral
Agent in its sole discretion from time to time.

10.3 Powers of Receivers
Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up, bankruptcy, insolvency or dissolution of the Chargor) have and be entitled to exercise, in relation to the Charged Portfolio in respect of which he was appointed, and as varied and extended by the provisions of this Agreement and subject to applicable laws (in the name of or on behalf of the Chargor or in his own name and, in each case, at the cost of the Chargor):

(a) all the powers and rights of an absolute owner and power to do or omit to do anything which the Chargor itself could do or omit to do (including without limitation the right, in relation to the Company, to concur or participate in any of the matters specified in Clause 4.2(d), in each case in such manner and on such terms as such Receiver may think fit, and the proceeds of any such action shall form part of such Charged Portfolio);

(b) the power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement or any of the Principal Finance Documents (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Receiver itself; and

(c) the power to do all things (including bringing or defending proceedings in the name or on behalf of the Chargor) which seem to the Receiver to be incidental or conducive to:

(i) any of the functions, powers, authorities or discretions conferred on or vested in him;

(ii) the exercise of any rights, powers and remedies of the Collateral Agent provided by or pursuant to this Agreement or by law (including realisation of all or any part of the Charged Portfolio); or

(iii) bringing to his hands any assets of the Chargor forming part of, or which when got in would be, the Charged Portfolio.

10.4 Specific Powers of Receivers
Without prejudice to the generality of the foregoing, each Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up, bankruptcy, insolvency or dissolution of the Chargor) have the following powers (subject to applicable laws) in relation to the part of the Charged Portfolio (and any assets which, when got in, would be part of such Charged Portfolio) in respect of which he was appointed (and every reference in this Clause 10.4 to the "Charged Portfolio" shall be read as a reference to that part of the Charged Portfolio in respect of which such Receiver was appointed):

(a) Take Possession

power to take immediate possession of, collect and get in all or any part of the Charged Portfolio including without limitation all dividends, interests and other monies arising therefrom or accruing thereto (whether before or after the date of his appointment) and without prejudice to the foregoing, to cause to be registered all or any part of the Charged Portfolio in its own name or in the name of its nominee(s) or in the name of any purchaser(s) thereof in each case, provided such action is (directly or indirectly) in satisfaction of all or part of the Secured Liabilities;
(b) Proceedings and Claims

power to bring, prosecute, enforce, defend and abandon applications, claims, disputes, actions, suits and proceedings in connection with all or any part of the Charged Portfolio or this Agreement in the name of the Chargor or in his own name and to submit to arbitration, negotiate, compromise and settle any such applications, claims, disputes, actions, suits or proceedings and in addition to take or defend proceedings for the compulsory winding-up of the Chargor and proceedings for directions under Section 255 of the Companies Ordinance (Cap. 32);

(c) Deal with Charged Portfolio

power to sell, transfer, convey and/or dispose of all or any part of the Charged Portfolio (in each case with or without consideration provided such action is (directly or indirectly) in satisfaction of all or part of the Secured Liabilities) in such manner and on such terms as he thinks fit;

(d) Voting Rights

exercise (or refrain from exercising) any or all of the voting rights in respect of the Charged Portfolio or any part thereof in such manner and on such terms as he thinks fit;

(e) Appointment and Removal of Directors

complete, date and put into effect any sold note, instrument of transfer, any letter of resignation, any undated resolution(s) of the board of directors of the Company and/or any other document(s) delivered pursuant to Clause 3 (Deliverables, Related Assets and Release) and to exercise all powers of appointment and/or removal of the directors of the Company attaching to the Charged Portfolio or any part thereof;

(f) Acquisitions

power to purchase, lease, hire or otherwise acquire any assets or rights of any description which he shall in his absolute discretion consider necessary or desirable for the improvement or realisation of the whole or any part of the Charged Portfolio or otherwise for the benefit of the whole or any part of the Charged Portfolio;

(g) Redemption of Security

power to redeem, discharge or compromise any security on the Charged Portfolio whether or not having priority to the security constituted by this Agreement or any part of it;
(h) Covenants, Guarantees and Indemnities

power to enter into bonds, covenants, guarantees, commitments, indemnities and other obligations or liabilities as he shall think fit for the purposes of exercising any rights or powers conferred upon it by this Agreement, to make all payments needed to effect, maintain or satisfy such obligations or liabilities and to use the company seal(s) (if any) of the Chargor; and

(i) Exercise of Powers in Chargor's Name

power to exercise any of the above powers on behalf of and in the name of the Chargor (notwithstanding any winding-up, bankruptcy, insolvency or dissolution of the Chargor) or on his own behalf.

10.5 Consideration
The receipt of the Collateral Agent or any Receiver shall be a conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Portfolio or making any acquisition, the Collateral Agent or any Receiver may do so for such consideration, in such manner and on such terms as it in its sole discretion thinks fit.

10.6 Protection of purchasers
No purchaser or other person dealing with the Collateral Agent or any Receiver shall be bound to inquire whether the right of the Collateral Agent or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Collateral Agent or such Receiver in such dealings.

10.7 Discretions
(a) Any liberty or power which may be exercised or any determination which may be made under this Agreement by the Collateral Agent or any Receiver may, subject to the terms and conditions of the Intercreditor Arrangements and to any requirement of reasonableness required under this Agreement, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

(b) For the avoidance of doubt, it is acknowledged that the Collateral Agent is permitted to act on the instructions of the Applicable Representative in accordance with Clause 2.02(a)(i) of the First Lien Intercreditor Agreement. It is further acknowledged that the Collateral Agent may assume that any and all instructions received by it from the Applicable Representative under this Agreement are reasonable, and that any question as to the reasonableness or otherwise of such instructions shall be determined as between the Applicable Representative and the Chargor.

11. EFFECTIVENESS OF COLLATERAL
11.1 Collateral Cumulative
The collateral constituted by this Agreement and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Collateral
Agent or any other Secured Party may at any time hold for the Secured Liabilities or any rights, powers and remedies provided by law. No prior security held by the Collateral Agent or any other Secured Party over the whole or any part of the Charged Portfolio shall merge into the collateral constituted by this Agreement.

11.2 No Waiver
No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any right, power or remedy of the Collateral Agent provided by this Agreement or by law shall operate as a waiver, nor shall any single or partial exercise of that right, power or remedy prevent any further or other exercise of that or any other right, power or remedy of the Collateral Agent provided by this Agreement or by law.

11.3 Illegality, Invalidity, Unenforceability
If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired and if any part of the security intended to be created by or pursuant to this Agreement is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

11.4 No liability
None of the Collateral Agent, its nominee(s) or any receiver or Delegate appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Charged Portfolio or (c) the taking possession or realisation of all or any part of the Charged Portfolio, except to the extent provided in the Principal Finance Documents.

11.5 Implied Covenants for Title
It shall be implied in respect of Clause 2.3 (Charge) that the Chargor is charging the Charged Portfolio free from all charges and encumbrances (whether monetary or not) and from all other rights exercisable by third parties (including liabilities imposed and rights conferred by or under any enactment).

11.6 Continuing Lien
(a) The Lien from time to time constituted by this Agreement is a continuing security and will remain in full force and effect as a continuing security until released or discharged by the Collateral Agent.

(b) No part of the security from time to time constituted by this Agreement will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Liabilities.

11.7 Immediate recourse
The Chargor waives any right it may have of first requiring the Collateral Agent or a Secured Party to proceed against or enforce any other rights or Lien or claim payment from any person before claiming from the Chargor under this Agreement. This waiver applies irrespective of any law or any provision of this Agreement to the contrary.
11.8 Avoidance of Payments
Notwithstanding Clause 3.5 (Release), if the Collateral Agent considers that any amount paid or credited to it is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws, the liability of the Chargor under this Agreement and the security constituted by this Agreement shall continue and that amount shall not be considered to have been irrevocably paid.

11.9 Waiver of defences

The obligations of the Chargor under this Agreement and the Collateral Rights will not be affected by any act, omission, matter or thing which, but for this Clause 11.9 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Agreement and this Lien and whether or not known to the Chargor or the Collateral Agent or any Secured Party including:

(a) any time, waiver or consent granted to, or composition with, any Loan Party or other person;

(b) the release of any other Loan Party or any other person under the terms of any composition or arrangement with any creditor of any Loan Party;

(c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Lien over assets of, any Loan Party or other person or any non-presentment or non- observance of any formality or other requirement in respect of any instruments or any failure to realise the full value of any other Lien;

(d) any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of, any Loan Party or any other person;

(e) any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of any Loan Document or any document or security or of the Secured Liabilities;

(f) any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security or of the Secured Liabilities; or

(g) any insolvency or similar proceedings.

12. DELEGATION

Subject to Section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by Hong Kong law), each of the Collateral Agent and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney) on such terms and conditions as it in its sole discretion shall see fit, which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent or the Receiver itself.

13. INDEMNITY AND INTEREST

13.1 Indemnity

To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement and in the Additional Collateral Agent's Fee Letter, the Chargor shall, notwithstanding any release or discharge of all or any part of the security constituted by this Agreement, indemnify the Collateral Agent, its agents, attorneys, any Delegate and any Receiver against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes, and costs which it may sustain as a consequence of any breach by the Chargor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Charged Portfolio.

13.2 Interest on Demands

Section 2.07 (Default Interest) of the Credit Agreement applies to amounts which the Chargor fails to pay under this Agreement provided that such rate shall not exceed 2 per cent. per annum.

13.3 Payments Free Of Deduction

Section 2.20 (Taxes) of the Credit Agreement applies to this Agreement, save that, for the purposes of this Agreement only, the references in Section 2.20 (Taxes) of the Credit Agreement to "Loan Party" shall be replaced with "Chargor". The exceptions to, and exclusions from, Section 2.20 (Taxes) of the Credit Agreement contained in the Loan Documents (including, without limitation Schedule 10.03 of the Credit Agreement) apply to the incorporation of Section 2.20 (Taxes) of the Credit Agreement in this Agreement.

14. APPLICATION OF PROCEEDS

All moneys received or recovered by the Collateral Agent or any Receiver pursuant to this Agreement or the powers conferred by it shall (subject to the claims of any person having prior rights thereto) be applied in accordance with Section 2.01 of the First Lien Intercreditor Agreement save that any amount received or recovered in excess of the Secured Liabilities shall be returned to the Chargor.

15. OTHER LIEN

15.1 Redemption or transfer

In the event of any action, proceeding or step being taken to exercise any powers or remedies conferred by any prior ranking Lien in case of exercise by the Collateral Agent or any Receiver or any Delegate of any power of sale under this Agreement, the Collateral Agent may redeem such prior Lien or procure the transfer thereof to itself.
15.2 Accounts
The Collateral Agent may settle and pass the accounts of the prior Lien and any accounts so settled and passed will be conclusive and binding on the Chargor.

15.3 Costs of redemption or transfer
All principal monies, interest, costs, charges and expenses of and incidental to any redemption or transfer will be paid by the Chargor to the Collateral Agent on demand together with accrued interest thereon as well as before judgment at the rate from time to time applicable to unpaid sums specified in the Credit Agreement from the time or respective times of the same having been paid or incurred until payment thereof (after as well as before judgment).

15.4 Subsequent Interests
If the Collateral Agent (acting in its capacity as security trustee or otherwise) or any of the Secured Parties at any time receives notice or is deemed to have received notice of any subsequent Lien affecting all or any part of the Charged Portfolio or any assignment or transfer of the Charged Portfolio which in either case is prohibited by the terms of this Agreement or the Principal Finance Documents, all payments made by the Chargor to the Collateral Agent or any of the Secured Parties after that time shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Liabilities as at the time when the Collateral Agent received notice.

16. SUSPENSE ACCOUNTS AND CURRENCY INDEMNITY

16.1 Suspense Accounts
All monies received, recovered or realised by the Collateral Agent under this Agreement (including the proceeds of any conversion of currency) may in the discretion of the Collateral Agent be credited to any interest bearing suspense or impersonal account maintained with the Collateral Agent or any bank, building society or financial institution as it considers appropriate and may be held in such account for so long as the Collateral Agent may think fit (acting on the instructions of the Applicable Representative) pending their application from time to time (as the Collateral Agent is entitled to do in its discretion) in or towards the discharge of any of the Secured Liabilities and save as provided herein no party will be entitled to withdraw any amount at any time standing to the credit of any suspense or impersonal account referred to above.

16.2 Currency Indemnity
(a) The Secured Liabilities shall be paid in the currency in which it is denominated at the relevant time, unless the Loan Documents provide otherwise.

(b) If any Secured Liabilities is received from the Chargor in a currency ("first currency") other than the currency ("second currency") in which it is payable (whether as a result of obtaining or enforcing an order or judgment, the dissolution of any person or otherwise), the amount received shall only satisfy the Chargor’s obligation to pay its Secured Liabilities to the extent of the amount in the second currency which the relevant Secured Party is able, in accordance with its usual practice, to purchase with the amount received in the first currency on the date of that receipt (or, if it is not possible to make that purchase on that date, on the first date upon which it is possible to do so).

(c) Subject to Section 9.05 of the Credit Agreement, the Additional Collateral Agent's Fee Letter and the terms of the Principal Finance Documents, the Chargor indemnifies each Secured Party against:

(i) any loss sustained by it as a result of the amount purchased by it in the second currency pursuant to 16.2(b) above being less than the amount due; and

(ii) all costs and expenses properly incurred by it in purchasing the second currency,

in respect of any Secured Liabilities received from the Chargor.

(d) The Chargor shall pay to the relevant Secured Party, promptly upon demand, in the currency stipulated, all amounts payable pursuant to such indemnity.

17. ASSIGNMENT
17.1 Permitted Successors
The Collateral Agent may assign and transfer all or any of its rights and obligations under this Agreement to facilitate the performance of its role as Collateral Agent under the Loan Documents in accordance with the Intercreditor Arrangements. This Agreement shall be binding upon and shall inure to the benefit of each party and its direct or subsequent legal successors, permitted transferees and assigns.

17.2 Collateral Agent Successors
This Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Collateral Agent; and references to the Collateral Agent shall include any assignee or successor in title of the Collateral Agent and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Collateral Agent under this Agreement or to which, under such laws, those rights and obligations have been transferred.

17.3 Disclosure
Subject to Section 9.16 of the Credit Agreement and the terms of the Principal Finance Documents, the Collateral Agent shall be entitled to disclose such information concerning the Chargor or any other person and this Agreement as the Collateral Agent considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by applicable law.
18. WAIVERS AND COUNTERPARTS

18.1 Waivers
No waiver by the Collateral Agent of any of its rights under this Agreement shall be effective unless given in writing.

18.2 Counterparts
This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

19. NOTICES

All notices and other communications provided under this Agreement shall be served in accordance with the provisions of the First Lien Intercreditor Agreement.

20. LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Hong Kong law.

21. ENFORCEMENT
21.1 Jurisdiction of Hong Kong Courts
(a) The courts of Hong Kong have exclusive jurisdiction to settle any dispute (a "Dispute") arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) or any non-contractual obligations arising out of or in connection with this Agreement.

(b) The parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

(c) This Clause 21 (Enforcement) is for the benefit of the Collateral Agent only.
As a result and notwithstanding Clause 21.1(a), the Collateral Agent may take proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Collateral Agent may take concurrent proceedings in any number of jurisdictions.

21.2 Service of process
Without prejudice to any other mode of service allowed under any relevant law, the
Chargor:

(a) irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with this Agreement; and

(b) agrees that failure by an agent for service of process to notify the Chargor of the process will not invalidate the proceedings concerned.
THIS AGREEMENT has been signed on behalf of the Collateral Agent and has been executed and is intended to be and is hereby delivered by the Chargor as a deed on the date specified above.

SCHEDULE 1

Registered Owner	PARTICULARS OF SHARES Beneficial Owner Shares (Ordinary	Representative
	Shares of HK$1 Each)	Share Certificate No(s)
Graham Packaging Company, L.P.	Graham Packaging 760,500 Company, L.P.	4

SCHEDULE 2
FORM OF ACKNOWLEDGEMENT FROM NOMINEE

To: Wilmington Trust (London) Limited, as Collateral Agent

Dear Sirs,

At the request of Graham Packaging Company, L.P. (the "Chargor"), I/we hereby:

1. warrant and confirm that I am/we are the registered holder(s) of [insert number and description of relevant Shares and/or Related Assets] in Graham Packaging Asia Limited (the "Share[s]") and am/are holding the Share[s] as nominee for and on behalf of the Chargor;

2. acknowledge that the Chargor has, pursuant to a security over shares agreement (the "Share Charge") dated [ • ] between the Chargor and you as Collateral Agent, charged the Share[s] in favour of you as security upon the terms and conditions specified therein;

3. undertake that I/we shall, upon and at all times after the enforcement of the security constituted by the Share Charge in respect of the Share[s], hold the Share[s] on trust for you (or any other person whom you may nominate);

4. undertake that I/we shall, upon being requested by you to do so, upon the enforcement of the security constituted by the Share Charge, transfer the legal title in the Share[s] to you (or any other person whom you may nominate) and do all acts and execute all documents as may be necessary and/or as you may require for such purpose; and

5. irrevocably and unconditionally appoint each of you and any Receiver (as defined in the Share Charge) severally to be my/our attorney on the terms of Clause 8 (Power of Attorney) and Clause 12 (Delegation) of the Share Charge (mutatis mutandis) as if I was/we were the Chargor, and undertake to execute such further powers of attorney in such form as you may require (acting on the reasonable instructions of the Applicable Representative) from time to time.

Dated:

[in the case where the relevant nominee is a company incorporated in Hong Kong or a company incorporated outside Hong Kong which has a company seal]

THE COMMON SEAL of ) [name of relevant nominee] ) was hereunto affixed ) in the presence of )

[in the case where the relevant nominee is a company outside Hong Kong which does not have any company seal]

SIGNED, SEALED and DELIVERED ) as a DEED by ) [name of relevant authorised signatory] ) for and on behalf of ) [name of relevant nominee] ) in the presence of )

Witness:

[in the case where the relevant nominee is an individual]

SIGNED, SEALED and DELIVERED ) as a DEED by ) [name of relevant nominee] ) in the presence of )

Witness:

L.S

L.S

SCHEDULE 3
FORM OF LETTER OF RESIGNATION

To: The Board of Directors
Graham Packaging Asia Limited (the "Company") [insert address of registered office of the Company]

Date: [to be left blank]

Dear Sirs,

Security over Shares Agreement dated [ • ] between Graham Packaging Company, L.P. as Chargor and Wilmington Trust (London) Limited as Collateral Agent in respect of the Shares in the Company

Resignation

I hereby tender my unconditional and irrevocable resignation as a director of the Company with effect from the date of this letter. I confirm that:

1. I have no claims whatsoever against the Company or any of its subsidiaries or associated companies (if any) on any account (whether for loss of office or for fees or otherwise howsoever), provided that this letter is delivered without prejudice to any rights I have for accrued remuneration owing pursuant to my employment contract with the Company or for any claim I may have in respect of company pensions; and

2. there is no outstanding agreement or arrangement with the Company or any of its subsidiaries or associated companies (if any) under which the Company or any of such subsidiaries or associated companies has or would have any obligation to me whether now or in the future or under which I would derive any benefit other than any amounts due pursuant to my contract of employment with the Company and related employer pension benefits.

SIGNED, SEALED and DELIVERED ) as a DEED by ) [name of director] ) in the presence of )

Name, address and signature of witness
Signature:

Name: Address:

L.S

SCHEDULE 4
FORM OF WRITTEN RESOLUTIONS

GRAHAM PACKAGING ASIA LIMITED (the "Company")

WRITTEN RESOLUTIONS OF THE BOARD OF DIRECTORS OF THE COMPANY Dated: [to be left blank]
IT IS RESOLVED THAT:

1. the following transfer of the shares in the Company be approved and that, upon the delivery to any director of the Company of a duly completed instrument of transfer in respect of any of the following transfers, the name of the relevant transferee be entered forthwith in the register of members of the Company in respect of the relevant shares so transferred and that new share certificates in respect of such shares be issued forthwith to such transferee in accordance with the Articles of Association of the Company:

•
transfer of [to be left blank] shares in the Company from Graham Packaging Company, L.P. (or its nominee(s) or successor(s) for the time being) to the Collateral Agent (as defined in the Share Charge) for the time being under the Share Charge or any person(s) nominated by the Collateral Agent in writing;

For the purpose of this paragraph 1, the "Share Charge" means the security over shares agreement dated [ • ] and made between Graham Packaging Company, L.P. as Chargor and Wilmington Trust (London) Limited as Collateral Agent (as amended from time to time).

2. each of the following persons be appointed as an additional director of the Company with immediate effect:

[to be left blank]

3. the resignation of the following persons as directors of the Company be accepted with immediate effect:

[to be left blank]

4. the above changes in directorships of the Company be notified to the Hong Kong Companies Registry as soon as shall be practicable and that any director or the secretary of the Company be authorised to sign and deliver any relevant return in connection therewith.
[all the directors of the Company to state their names and sign]

HKG-1-931357-v5 - 30 - 70-40145101

SCHEDULE 5
FORM OF LETTER OF UNDERTAKING AND AUTHORISATION

To: [the Collateral Agent]

Dear Sirs,

Security over Shares Agreement dated [ • ] between Graham Packaging Company, L.P. as Chargor and Wilmington Trust (London) Limited as Collateral Agent (the "Share Charge") in respect of the Shares in Graham Packaging Asia Limited (the "Company")

I hereby unconditionally and irrevocably:

1. undertake to procure, to the extent of my powers as a director of the Company, that any or all of the shares in the Company which are charged to you pursuant to the Share Charge shall upon your request, at any time if the security constituted by the Share Charge is enforceable in accordance with its terms, be promptly registered in the name of yourself or (at your request) any person(s) whom you may nominate; and

2. authorise each of you and any other person(s) authorised by you severally to complete, date and put into effect:

(a) the attached letter of resignation signed by me;

(b) the attached written resolutions of the board of directors of the Company signed by me; and

(c) any other document signed by me and delivered pursuant to Clause 3 (Deliverables, Related Assets and Release) of the Share Charge,

in each case, at any time if the security constituted by the Share Charge is enforceable in accordance with its terms.

Dated:

SIGNED, SEALED and DELIVERED ) as a DEED by ) [name of relevant director] ) in the presence of )

Name, address and signature of witness
Signature:

Name: Address:

L.S

HKG-1-931357-v5 - 31 - 70-40145101

EXECUTION PAGE FOR
GRAHAM PACKAGING COMPANY, L.P. SECURITY OVER SHARES AGREEMENT

Chargor

SIGNED, SEALED and DELIVERED as a DEED by )
)
)
) for and on behalfof ) GRAHAM PACKAGING COMPANY, L.P. )

Collateral Agent

WILMINGTON TRUST (LONDON) LIMITED

By:    /s/ Elaine Lockhart

Name:    Elaine Lockhart
Director

Address: Third Floor
I King's Arms Yard
London
EC2R 7AF
Fax: +44 (0)20 7397360 I

Attention: Paul Barton

/s/ Jill Urey
Jill Urey
Secretary